Exhibit 23

Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 23, 2022, with respect to the financial statements and supplemental information included in the Annual Report of The Quest Diagnostics Profit Sharing Plan, formerly The Profit Sharing Plan of Quest Diagnostics Incorporated, on Form 11-K for the year ended December 31, 2021. We consent to the incorporation by reference of said report in the Registration Statement of Quest Diagnostics Incorporated on Form S-8 (File No. 333-157447).

/s/ Grant Thornton LLP
Boston, Massachusetts
June 23, 2022